Exhibit 11

                           THE STRIDE RITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except Per Share Data)


                                   May 28,      May 29,     May 28,     May 29,
                                     1999        1998        1999        1998
                                   ---------  ----------   ---------  ---------
Net income applicable to common
shares                              $ 9,763     $ 9,596    $15,912     $13,997
                                    =======     =======     ======     =======


Calculation of shares:

   Weighted average number of
   common shares outstanding
   (basic)                           46,422      47,275     46,408      47,282

   Common shares  attributable to
    assumed exercise of dilutive
    stock options and stock
    purchase rights using the
    treasury stock method               418         380        277         329
                                     ------     -------     ------     -------

Average common shares and common
   equivalents outstanding during
   the period (diluted)              46,840      47,655     46,685      47,611
                                     ======      ======     ======      ======

Net income per common share
 (basic)                              $ .21     $   .20    $   .34       $ .30
                                      =====      ======     ======       =====

Net income per common share
 (diluted)                            $ .21       $ .20      $ .34       $ .29
                                      =====       =====      =====       =====



















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